Exhibit (d)(2)

Schedule A

Dated October 5, 2017, as last revised November 15, 2019

to the

Investment Advisory Agreement dated October 5, 2017

by and between KraneShares Trust and Krane Funds Advisors, LLC

Fund Name	Effective Date	Advisory Fee
KraneShares CICC China Leaders 100 Index ETF (Formerly KraneShares Zacks New China ETF which formerly KraneShares CSI New China ETF which was formerly KraneShares CSI China Five Year Plan ETF)	10/5/2017	0.68%
KraneShares CSI China Internet ETF	10/5/2017	0.68%
KraneShares Bosera MSCI China A Share ETF	10/5/2017	0.78%
KraneShares E Fund China Commercial Paper ETF	10/5/2017	0.68%
KraneShares MSCI All China Index ETF (formerly, KraneShares FTSE Emerging Markets Plus ETF)	10/5/2017	0.68%
KraneShares MSCI China Environment Index ETF	10/13/2017	0.78%
KraneShares Emerging Markets Consumer Technology Index ETF	10/12/2017	0.78%
KraneShares MSCI One Belt One Road Index ETF	10/5/2017	0.78%
KraneShares Bloomberg Barclays China Aggregate Bond Inclusion Index ETF		0.68%
KraneShares CCBS China Corporate High Yield Bond USD Index ETF	6/27/2018	0.68%
KraneShares MSCI All China Consumer Discretionary Index ETF		0.78%
KraneShares MSCI All China Consumer Staples Index ETF		0.78%
KraneShares MSCI All China Health Care Index ETF	2/1/2018	0.78%
KraneShares Emerging Markets Healthcare Index ETF	8/30/2018	0.78%
KraneShares Electric Vehicles and Future Mobility Index ETF	1/19/2018	0.68%
KraneShares MSCI China A Hedged Index ETF		0.78%
KraneShares Asia Robotics and Artificial Intelligence Index ETF		0.78%
KraneShares MSCI Emerging Markets ex China Index ETF	4/12/2019	0.58%
Quadratic Interest Rate Volatility and Inflation Hedge ETF	5/14/2019	0.99%
KFA Large Cap Quality Dividend Index ETF	6/12/2019	0.40%
KFA Small Cap Quality Dividend Index ETF	6/12/2019	0.50%
KFA Global Carbon ETF		0.78%
KraneShares SSE Star Market 50 Index ETF		0.99%
KFA Dynamic Fixed Income ETF		0.45%

Schedule B

Dated March 22, 2019

to the

Investment Advisory Agreement dated October 5, 2017

by and between KraneShares Trust and Krane Funds Advisors, LLC

Securities Lending Fees

As compensation for services provided by the Adviser in connection with securities lending-related activities of each Fund covered by the Agreement, except the Quadratic Interest Rate Volatility and Inflation Hedge ETF, a lending Fund shall pay to the Adviser 10% of the monthly investment income received from the investment of cash collateral and loan fees received from borrowers in respect of securities loans (net of any amounts paid to the custodian and/or securities lending agent or rebated to borrowers).

2